Exhibit 4.02.04

THIRD AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

        Third Amendment dated as of September 1, 2005 to Loan and Security Agreement (the “Third Amendment”), by and between SWANK, INC., a Delaware corporation (the “Borrower”) and WELLS FARGO FOOTHILL, INC. (the “Lender”), amending certain provisions of the Loan and Security Agreement dated as of June 30, 2004 (as amended and in effect from time to time, the “Agreement”) by and between the Borrower and the Lender. Terms not otherwise defined herein which are defined in the Agreement shall have the same respective meanings herein as therein.

        WHEREAS, the Borrower and the Lender have agreed to modify certain terms and conditions of the Agreement as specifically set forth in this Third Amendment;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    §1.        Amendment to Section 7 of the Agreement. Section 7.10 of the Agreement is hereby amended by deleting subparagraphs (b) and (c) of Section 7.10 in their entirety and restating each such subparagraph as follows: “(b) the aggregate amount of such Restricted Payment and the permitted Investments set forth in paragraph (j) of such definition shall not exceed (i) $350,000 in any calendar year other than the 2005 calendar year; and (ii) $500,000 in the 2005 calendar year; and (c) the Borrower’s Availability both before and after making such Restricted Payment is not less than (i) 2,000,000 if such Restricted Payment is made at any time other than in the 2005 calendar year; and (i) $1,850,000 if such Restricted Payment is made in the 2005 calendar year.”

    §2.        Conditions to Effectiveness. This Third Amendment shall not become effective until the Lender receives the following:

(a) a counterpart of this Third Amendment, executed by the Borrower and the Lender; and

(b) payment in cash of an amendment fee of $10,000.

    §3.        Representations and Warranties. The Borrower hereby repeats, on and as of the date hereof, each of the representations and warranties made by it in the Section 5 of the Agreement (except to the extent of changes resulting from transactions contemplated or permitted by the Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date), provided, that all references therein to the Agreement shall refer to such Agreement as amended hereby. In addition, the Borrower hereby represents and warrants that the execution and delivery by the Borrower of this Third Amendment and the performance by the Borrower of all of its agreements and obligations under the Agreement as amended hereby are within the authority of the Borrower and have been duly authorized by all necessary action on the part of the Borrower.

    §4.        Ratification, Etc. Except as expressly amended hereby, the Agreement, the other Loan Documents and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Agreement and this Third Amendment shall be read and construed as a single agreement. All references in the Agreement or any related agreement or instrument to the Agreement shall hereafter refer to the Agreement as amended hereby.

    §5.        No Waiver. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Lender consequent thereon.

    §6.        Counterparts. This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

    §7.        Governing Law. THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO CONFLICT OF LAWS).

        IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as a document under seal as of the date first above written.

SWANK, INC.
By: /s/ Jerold R. Kassner Name: Jerold R. Kassner Title: Senior Vice President
WELLS FARGO FOOTHILL, INC., a California corporation, as Lender
By: /s/ Andrew T. Furlong III Name: Andrew T. Furlong III Title: Vice President